Exhibit 10.28
SENIOR EXECUTIVE EMPLOYMENT AGREEMENT
(FOR LEVEL 1 EXECUTIVES)
     AGREEMENT, made and entered into as of the 1st day of February 2008 by and between IKON Office Solutions, Inc., an Ohio corporation with its principal office located at 70 Valley Stream Parkway, Malvern, Pennsylvania 19355 (together with its successors and assigns permitted under this Agreement, the “Company”) and Jeffrey Hickling, who currently resides at 40 Abbey Rd, Easton, CT 06612-1075 (the “Executive”);
W I T N E S S E T H:
     WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment;
     WHEREAS, the Executive desires to accept such employment with the Company, subject to the terms and provisions of this Employment Agreement;
     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (together, the “Parties”) agree as follows:
     1. Definitions.
          (A) “Affiliate” of a Person shall mean a Person who directly or indirectly controls, is controlled by, or is under common control with, the Person specified.
          (B) “Agreement” shall mean this Employment Agreement, which includes for all purposes its Exhibits hereto.
          (C) “Base Salary” shall mean the salary provided for in Section 4 or any increased salary granted to the Executive pursuant to Section 4.
          (D) “Board” shall mean the Board of Directors of the Company.
          (E) “Cause” shall mean:
               (1) Executive fails to comply with any material written Company policy, as the same may from time to time be adopted and/or modified by the Company, including, but not limited to, the Company’s Code of Ethics;
               (2) Executive breaches his/her material obligations under the terms of this Agreement; or
               (3) the Executive has committed an act of dishonesty, moral turpitude or theft against the Company or has breached his/her duties of loyalty to the Company.

          (F) “Change in Control” shall mean the occurrence of any of the following events:
               (1) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of IKON representing more than 35% of the voting power of the then outstanding securities of IKON; provided that a Change in Control shall not be deemed to occur as a result of a transaction in which IKON becomes a subsidiary of another corporation and in which the shareholders of IKON, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 65% of all votes to which all shareholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote);
               (2) The consummation of (A) a merger or consolidation of IKON with another corporation where the shareholders of IKON, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), or (B) a sale or other disposition of all or substantially all of the assets of IKON;
               (3) During any twelve month period after the Effective Date, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by IKON’s shareholders, of at least a majority of the directors who were not directors at the beginning of such period, was approved by a vote of at least two-thirds of the directors then in office at the time of such election or nomination who either (i) were directors at the beginning of such period or (ii) whose appointment, election or nomination for election was previously so approved;
          (G) “Claim” shall mean any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information.
          (H) “Committee” shall mean the Human Resources Committee of the Board;
          (I) “Common Stock” shall mean common stock of the Company.
          (J) “Constructive Termination Without Cause” shall mean a termination by the Executive of his/her employment hereunder on 30 days’ written notice given by him/her to the Company following the occurrence, without his/her prior written consent, of any of the following events, unless the Company shall have fully cured all grounds for such termination within 15 days after the Executive gives notice thereof:

               (1) any reduction in his/her then current Base Salary or in his/her annual incentive bonus award opportunity set forth herein;
               (2) any material breach of any of the Company’s obligations, representations or warranties in this Agreement;
               (3) any material diminution in his/her duties or the assignment to him/her of duties that materially impair his/her ability to perform his/her duties;
               (4) following any Change in Control, any relocation of the Company’s principal office, or of his/her own office as assigned to him/her by the Company, to a location more than 50 miles from Malvern, Pennsylvania;
               (5) following any Change in Control, any failure by the Company to continue in effect any compensation plan in which the Executive participated immediately prior to such Change in Control and which is material to the Executive’s total compensation, including but not limited to the Company’s stock option, incentive compensation, deferred compensation, stock purchase, bonus and other plans or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or any failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis no less favorable to the Executive, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, as existed immediately prior to such Change in Control;
               (6) following any Change in Control, any failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s pension, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to such Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any perquisite enjoyed by the Executive at the time of such Change in Control, or the failure by the Company to maintain the vacation allowance provided in Section 7 with respect to the Executive;
               (7) following any Change in Control, any failure to elect Executive as President, IKON U.S. of the Person acquiring the Company with duties and responsibilities of comparable scope to Executive’s duties and responsibilities immediately prior to such Change in Control; or
               (8) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction.

          (K) “Disability” shall mean Total Disability as defined in the Company’s Long-Term Disability Plan, as amended from time to time.
          (L) “Effective Date” shall mean February 1, 2008.
          (M) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity.
          (N) “Potential Change in Control” shall mean the occurrence of any of the following events:
               (1) the Company enters into an agreement, the consummation of which will result in the occurrence of a Change in Control;
               (2) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, will constitute a Change in Control; or
               (3) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.
          (O) “Proceeding” shall mean any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or other.
          (P) “Pro-Rata” shall mean a fraction, the numerator of which is the number of days that the Executive was employed in the applicable performance period (a fiscal year in the case of an annual incentive bonus award) and the denominator of which shall be the number of days in the applicable performance period.
          (Q) “Term of Employment” shall mean the period specified in Section 2.
          (R) “Termination Date” shall mean the date on which the Executive’s employment with the Company terminates.
          (S) “Voting Stock” shall mean issued and outstanding capital stock or other securities of any class or classes having general voting power, under ordinary circumstances in the absence of contingencies, to elect, in the case of a corporation, the directors of such corporation and, in the case of any other entity, the corresponding governing Person(s).
     2. Term of Agreement.
          The Company hereby agrees to continue to employ the Executive under this Agreement, and the Executive hereby accepts such continued employment, for the Term of Agreement. The initial Term of Agreement shall commence as of the Effective Date and shall end on the second anniversary thereof. Thereafter, the Term of Agreement shall be automatically extended for additional one-year periods (“extension periods”) unless either party provides notice of non-renewal at least sixty (60) days prior to the expiration of the Initial Term or extension period. Termination of Executive’s employment as a result of non-renewal by the Company shall be treated as a termination subject to the provisions of Section 8(D) (Termination without Cause) of this Agreement. Notice of non-renewal by Executive shall be treated as a termination subject to the provisions of Section 8(G) (Voluntary Termination) of this Agreement. Notwithstanding the foregoing, the Term of Agreement may be terminated at any time prior to the expiration of the Initial Term and/or any extension period in accordance with the provisions of Section 8.
     3. Positions, Duties and Responsibilities.
          (A) During the Term of Agreement, the Executive shall serve as President, IKON U.S. of the Company, or shall hold such other title and perform such other functions and duties as shall be determined by the Chief Executive Officer.
          (B) During the Term of Agreement, Executive will (1) devote substantial and full-time attention and energies to the business of the Company, particularly its US sales, services and operations functions, and diligently perform all duties incident to his/her employment; (2) use his/her best efforts to promote the interests and goodwill of the Company; and (3) perform such duties as may be assigned to him/her by the CEO.
     4. Base Salary.
          Commencing as of the Effective Date, the Executive shall be paid an annualized Base Salary of $530,000, payable in accordance with the regular payroll practices of the Company. The Base Salary shall be reviewed no less frequently than annually for increase in the discretion of the CEO and, if applicable, the Board.
     5. Annual Incentive Award Opportunity.
          The Executive shall be eligible for an annual incentive bonus award opportunity from the Company in respect of each fiscal year of the Company that ends during the Term of Agreement. He/she shall be eligible for an annual incentive bonus award opportunity of no less than sixty-five percent (65%) of his/her eligible base salary earnings for the fiscal year, the achievement of which shall be based upon the performance of the Company and the performance of the Executive; provided however that for the Company’s fiscal year 2008 (“FY2008”), this annual incentive bonus opportunity shall be prorated as of February 1, 2008. In addition, in the sole discretion of the CEO, the Executive may be eligible for an additional annual overachievement bonus award opportunity. To the extent earned, the Executive shall be paid his/her annual incentive awards at the same time that other senior-level executives receive their incentive awards. Notwithstanding anything set forth in this paragraph, however, for the Company’s 2008 fiscal year only, Executive shall be eligible for (a) a prorated annual incentive bonus award opportunity of not less than forty five-and-a-half percent (45.5%) of his eligible base salary earnings for the time period between the Effective Date and September 30, 2008 , the achievement of which shall be based upon the performance of the Company and the performance of the Executive, and (b) a prorated annual incentive bonus award opportunity of not less than forty two percent (42%) of his eligible base salary earnings for the time period between October 1, 2007 and the Effective Date, the achievement of which shall be based upon the performance of the Company and the performance of the Executive.
     6. Stock Ownership Guidelines.
          In conjunction with your promotion to President, IKON U.S., and subject to the approval of the Company’s Board of Directors, you will receive a one-time grant of stock options and restricted stock units with a value of approximately $250,000, with such value being determined by the Company in its sole discretion (“Promotion Grant”). The terms and conditions of the Promotion Grant will be set forth in the applicable restricted stock unit and stock option agreements that will be issued in conjunctions with the Promotion Grant. You will continue to be subject to IKON’s Stock Ownership Guidelines as they may be amended from time to time.
     7. Other Benefits.
          (A) Other Executive Compensation Plans. During the Term of Agreement, the Executive shall be entitled to participate in all compensation plans and programs that are, from time to time, made generally available to senior executives of the Company, including, without limitation, the Executive Deferred Compensation Plan. Nothing in this Agreement shall require the Company to maintain or shall prevent the Company from amending or terminating any compensation plans or programs from time to time as the Company, in its sole discretion, deems appropriate.
          (B) Employee Benefits. During the Term of Agreement, the Executive shall participate in all employee benefit plans and programs made available generally to the Company’s senior executives, including, without limitation, pension, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans or programs, accidental death and dismemberment protection, travel accident insurance, and any other employee welfare or retirement benefit plans or programs that may be sponsored by the Company from time to time, including any plans or programs that supplement the above-listed types of plans or programs, whether funded or unfunded. Nothing in this Agreement shall require the Company to maintain or shall prevent the Company from amending or terminating any employee benefit plans or programs from time to time as the Company, in its sole discretion, deems appropriate.
          (C) Relocation Benefits. In connection with Executive’s plans to relocate his residence to the Malvern, Pennsylvania area, Executive will be eligible to elect between the following relocation benefit packages: either (i) a one time $100,000 taxable relocation bonus (“Relocation Bonus”) or (ii) standard Level 1 benefits under IKON’s Relocation Program, Executive Addendum and Tier One Policy (“Standard Relocation Benefits”), as such program may be amended from time to time. Executive’s eligibility for these relocation benefit packages will be governed by the terms of the Relocation Payback Agreement Executive executed on March 21, 2005 (which is hereby incorporated by reference in its entirety) and his compliance with the terms of IKON’s Relocation Program. Executive will have until September 30, 2008 to choose between the two relocation benefit options set forth above, provided that he remains employed with the Company through that time. In the event Executive does not relocate his residence to the Malvern, Pennsylvania area by December 31, 2008, for whatever reason, he will not be entitled to either the Relocation Bonus or Standard Relocation Benefits.
          (D) Expenses. The Executive is authorized to incur reasonable expenses in carrying out his/her duties and responsibilities hereunder and the Company shall promptly reimburse him/her for all such expenses, subject to documentation in accordance with reasonable policies of the Company.
          (E) Vacation. Executive shall be entitled to four weeks paid vacation per year.
     8. Termination of Employment.
          (A) Termination Due to Death. In the event that the Executive’s employment hereunder is terminated due to his/her death, his/her estate or his/her beneficiaries (as the case may be) shall be entitled to:
               (1) Base Salary through the end of the month in which his/her death occurs;
               (2) a Pro-Rata annual incentive bonus award for the fiscal year in which his/her death occurs, based on the Executive’s annual incentive bonus award opportunity for the year of death (excluding any overachievement bonus award opportunity), payable in a lump sum promptly following his/her death, regardless of the Executive’s and Company’s performance during such fiscal year;
               (3) the continued right to exercise each outstanding stock option for a period of 12 months (provided, however, that no options can be exercised beyond their expiration date), all such options to become fully vested and exercisable as of the date of his/her death, and the immediate vesting of all shares of restricted stock as of the date of his/her death;
               (4) immediate vesting in the Company’s Retirement Savings Plan (or any successor 401(k) plan), pension plan, supplemental retirement plan and deferred compensation plans; and
               (5) the benefits described in Section 8(H)(1).

          (B) Termination Due to Disability. In the event that the Executive’s employment hereunder is terminated due to Disability, he/she shall be entitled to the following:
               (1) periodic disability payments in accordance with the Company’s Long-Term Disability Plan;
               (2) Base Salary through the end of the month in which the Termination Date occurs;
               (3) a Pro-Rata annual incentive bonus award for the fiscal year in which his/her Termination Date occurs, based on the Executive’s annual incentive bonus award opportunity for such fiscal year (excluding any overachievement bonus award opportunity), payable in a lump sum promptly following the Termination Date, regardless of the Executive’s and Company’s performance during such fiscal year;
               (4) the continued right to exercise each outstanding stock option for a period of 12 months (provided, however, that no options can be exercised beyond their expiration date), all such options to become fully vested and exercisable as of the Termination Date, and the immediate vesting of all shares of restricted stock as of the Termination Date; and
               (5) continued participation, for a period of two years from the Termination Date, in all medical, dental, vision, hospitalization, disability and life insurance coverages and in all other employee welfare benefit plans, programs and arrangements in which he/she was participating on the date on which his/her employment terminates, on terms and conditions that are no less favorable to him/her than those that applied on such date, and with COBRA benefits commencing thereafter; provided that the Company’s obligation under this Section 8(B)(5) shall be reduced to the extent that equivalent coverages and benefits (determined on a coverage-by-coverage and benefit-by-benefit basis) are provided under the plans, programs or arrangements of a subsequent employer; and provided further that to the extent coverage detailed in this subsection is longer than the period Executive would be entitled to COBRA coverage, commencing with the first month immediately following the expiration of the period the COBRA coverage would be available, the Company shall provide to Executive such coverage or reimburse to Executive the costs incurred by him in obtaining the above-described benefits in accordance with the requirements of Treas. Reg. §1.409A-3(i)(1)(iv) for the remaining period in which such continued coverage is required to be provided pursuant to this clause so long as the coverage for which Executive shall continue to be eligible for under this subsection shall be made available to Executive on the same terms and conditions as are offered to continuing executives; and
               (6) immediate vesting in the Company’s Retirement Savings Plan (or any successor 401(k) plan), pension plan, supplemental retirement plan and deferred compensation plans; and

               (7) the benefits described in Section 8(H)(1).
               No termination of the Executive’s employment for Disability shall be effective until the Company first gives 15 days written notice of such termination to Executive.
          (C) Termination by the Company for Cause.
               (1) No termination of the Executive’s employment hereunder by the Company for Cause shall be effective unless the provisions of this Section 8(C)(1) shall have been complied with. The Executive shall be given written notice by the CEO of the intention to terminate him/her for Cause, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based. Except in the case of a termination for Cause pursuant to Section 1(E)(1) or Section 1(E)(3) which will be effective, in the sole discretion of the CEO, on the date set forth in the notice, the Executive shall have 15 days after receiving such notice in which to cure such grounds, to the extent such cure is possible. If he/she fails to cure such grounds, his/her employment hereunder shall thereupon be terminated for Cause.
               (2) In the event that the Executive’s employment hereunder is terminated by the Company for Cause in accordance with Section 8(C)(1), he/she shall be entitled to:
                    (A) 30 days to exercise any stock option which is vested and exercisable on the Termination Date (provided, however, that no options shall be exercisable after their expiration date). All stock options which are not vested and exercisable as of the Termination Date will be forfeited, and all restricted stock which has not vested and been distributed as of the Termination Date will be forfeited; and
                    (B) the benefits described in Section 8(H)(1).
          (D) Termination Without Cause. In the event that the Executive’s employment hereunder is terminated by the Company without Cause and Sections 8(A) (death), (B) (disability) and (F) (change in control) do not apply, and provided Executive executes a full release satisfactory to the Company, then the Executive shall be entitled to:
               (1) Base Salary for a two-year period ending on the second anniversary of the Termination Date, payable as provided in Section 4;
               (2) a Pro-Rata annual incentive award for the fiscal year in which the Termination Date occurs, based on the Executive’s annual bonus opportunity for such fiscal year (excluding any overachievement bonus opportunity), payable in a lump sum promptly following the Termination Date, regardless of the Executive’s and Company’s performance during such fiscal year;

               (3) an amount equal to twice the Executive’s annual bonus opportunity for the year of termination (excluding any overachievement bonus opportunity), payable in equal installments over the two-year period ending on the second anniversary of the Termination Date;
               (4) the continued right to exercise any vested and exercisable stock option for a minimum period of 12 months from the Termination Date (provided, however, that no options can be exercised after their expiration date). During the 12-month period following the Termination Date, all unvested stock options will continue to vest as if the Executive were still employed with the Company. All stock options which are not vested or exercised as of 12 months following the Termination Date will be forfeited. In addition, all restricted stock which has not been distributed as of the Termination Date will be forfeited;
               (5) continued participation, through the second anniversary of the Termination Date, in all medical, dental, vision, hospitalization, disability and life insurance coverages and in all other employee welfare benefit plans, programs and arrangements in which he/she or his/her family members were participating on such date, on terms and conditions that are no less favorable to him/her than those that applied on such date and with COBRA benefits commencing thereafter; provided that the Company’s obligation under this Section 8(D)(5) shall be reduced to the extent that equivalent coverages and benefits (determined on a coverage-by-coverage and benefit-by-benefit basis) are provided under the plans, programs or arrangements of a subsequent employer; and provided further that to the extent coverage detailed in this subsection is longer than the period Executive would be entitled to COBRA coverage, commencing with the first month immediately following the expiration of the period the COBRA coverage would be available, the Company shall provide to Executive such coverage or reimburse to Executive the costs incurred by him in obtaining the above-described benefits in accordance with the requirements of Treas. Reg. §1.409A-3(i)(1)(iv) for the remaining period in which such continued coverage is required to be provided pursuant to this clause so long as the coverage for which Executive shall continue to be eligible for under this subsection shall be made available to Executive on the same terms and conditions as are offered to continuing executives; and
               (6) immediate vesting in the Company’s Retirement Savings Plan (or any successor 401(k) plan), pension plan, supplemental retirement plan, and deferred compensation plans with the exception of any Matching Contributions (as that term is defined in the IKON Office Solutions, Inc. Executive Deferred Compensation Plan, (“Executive Plan”)) made for the benefit of Executive by IKON pursuant to the express terms of the Executive Plan, as amended from time to time; and
               (7) the benefits described in Section 8(H)(1).
          (E) Constructive Termination Without Cause. In the event that: (i) a Constructive Termination Without Cause occurs and (ii) Section 8(F) (change in control) does not apply, then the Executive shall have the same entitlements as provided under Section 8(D) for a termination by the Company without Cause.

          (F) Termination Without Cause Following a Change in Control or Potential Change in Control. In the event that: (i) the Executive’s employment hereunder is terminated (A) through a Constructive Termination without Cause or (B) by the Company without Cause and (ii) the termination of employment occurs within two years following a Change in Control, and provided Executive executes a full release satisfactory to the Company, then the Executive shall be entitled to:
               (1) Base Salary through the second anniversary of the Termination Date, payable as provided in Section 4;
               (2) a Pro-Rata annual incentive bonus award for the fiscal year in which the Termination Date occurs based on the Executive’s annual incentive bonus award opportunity for such fiscal year (excluding any overachievement bonus award opportunity), payable in a lump sum promptly following the Termination Date, regardless of the Executive’s and Company’s performance during such fiscal year;
               (3) an amount equal to twice the Executive’s annual bonus opportunity for the year of termination (excluding any overachievement bonus award opportunity) payable in equal installments over the 24-month period for which Base Salary is continued;
               (4) the continued right to exercise any outstanding stock option for a period of 3 months from the Termination Date (provided, however, that no options may be exercised after their expiration date), all such options to become fully vested and exercisable as of the Termination Date;
               (5) the immediate vesting of all shares of restricted stock of the Company as of the Termination Date;
               (6) an amount equal to the Company’s contributions to which the Executive would have been entitled under the Company’s Retirement Savings Plan (or any successor thereto) if the Executive had continued working for the Company and the Retirement Savings Plan continued in force during the twenty-four months following the Termination Date (“Separation Period”) at the highest annual rate of Base Salary achieved during the Executive’s period of actual employment with the Company, and making the maximum amount of employee contributions, if any, as are required under such plan;
               (7) an amount equal to the excess of (i) the present value of the benefits to which the Executive would be entitled under the Company’s pension plan and Company’s supplemental retirement plan (and any successor thereto) if the Executive had continued working for the Company for a period of 24 months following the Termination Date at the highest annual rate of Base Salary achieved during the Executive’s period of actual employment with the Company, and the pension plan continued in force during the Separation Period, over (ii) the present value of the benefits to which the Executive is actually entitled under the Company’s pension plan and supplemental retirement plan, each computed as of the date of the Executive’s Date of Termination, with present values to be determined using the discount rate used by the Pension Benefits Guaranty Corporation to calculate the benefit liabilities under the pension plan in the event of a plan termination on the Date of Termination, compounded monthly, the mortality tables prescribed in the Company’s Pension Plan for determining actuarial equivalence, and the reduction factor (if any) for the early commencement of pension payments based on the Executive’s age on the last day of the 24th month following the Termination Date;
               (8) immediate vesting in the Company’s Retirement Savings Plan (or any successor 401(k) plan), pension plan, supplemental retirement plan and deferred compensation plans;
               (9) continued participation, through the second anniversary of the Termination Date, in all medical, dental, vision, hospitalization, disability and life insurance coverages and in all other employee welfare benefit plans, programs and arrangements in which he/she or his/her family members were participating on such date, on terms and conditions that are no less favorable to him/her than those that applied on such date and with COBRA benefits commencing thereafter, provided that the Company’s obligation under this Section 8(F)(9) shall be reduced to the extent that equivalent coverages and benefits (determined on a coverage-by-coverage and benefit-by-benefit basis) are provided under the plans, programs or arrangements of a subsequent employer; and provided further that to the extent coverage detailed in this subsection is longer than the period Executive would be entitled to COBRA coverage, commencing with the first month immediately following the expiration of the period the COBRA coverage would be available, the Company shall provide to Executive such coverage or reimburse to Executive the costs incurred by him in obtaining the above-described benefits in accordance with the requirements of Treas. Reg. §1.409A-3(i)(1)(iv) for the remaining period in which such continued coverage is required to be provided pursuant to this clause so long as the coverage for which Executive shall continue to be eligible for under this subsection shall be made available to Executive on the same terms and conditions as are offered to continuing executives; and
               (10) the benefits described in Section 8(H)(1).
               For purposes of this Section 8(F), if preceded by a Potential Change in Control, any of the following events (if such event occurs within two years following such Potential Change in Control) shall be deemed to be a Termination of Executive’s Employment without Cause following a Change in Control: (i) the Executive’s employment is terminated without Cause and such termination is at the request or direction of or pursuant to negotiations with a Person who has entered into an agreement with the Company the consummation of which will constitute a Change in Control; (ii) the Executive’s employment is terminated through a Constructive Termination Without Cause and the circumstances or events which constitute the basis for Executive’s claim of Constructive Termination occur at the request or direction of, or pursuant to negotiations with, such Person, or (iii) the Executive’s employment is terminated without Cause and such termination is otherwise in connection with or in anticipation of a Change in Control which actually occurs.

          The Company agrees that the Executive is not required to seek other employment or to attempt in any way to reduce amounts payable to Executive under this Section 8(F), and the amounts payable to pursuant to this Section 8(F) shall not be reduced by any amounts earned by or payable to Executive, except as provided in Section 8(F)(9).
          (G) Voluntary Termination. In the event that the Executive terminates his/her employment with the Company on his/her own initiative (other than by death, for Disability, by a Constructive Termination without Cause), then he/she shall have the same entitlements as provided in Section 8(C)(2) in the case of a termination by the Company for Cause. A voluntary termination under this Section 8(G) shall be effective upon written notice to the Company and shall not be deemed a breach of this Agreement.
          (H) Miscellaneous.
               (1) On any termination of the Executive’s employment hereunder, he/she shall be entitled to:
                    (A) Base Salary through the Termination Date;
                    (B) any amounts due him/her under Section 7;
                    (C) a lump-sum payment in respect of accrued but unused vacation days at his/her Base Salary rate in effect as of the Termination Date;
                    (D) payment, promptly when due, of all amounts owed to him/her in connection with the termination; and
                    (E) other benefits, if any, in accordance with applicable plans, programs and arrangements of the Company. This provision will permit the Executive to elect to take advantage of any provisions of, or changes to, the IKON benefit plans which are applicable to IKON employees generally (including, without limitation, provisions relating to the vesting/exercisability of stock options in the event of retirement or disability), provided that Executive opts to have such general provisions applied on his/her behalf instead of those set forth in this Agreement. In no event, however, will this provision entitle Executive to duplicative or double benefits, nor shall he/she be eligible to receive payments under any severance program of the Company applicable to employees generally.
               (2) Any amounts due under this Section 8 are considered to be reasonable by the Company and are not in the nature of a penalty.
               (3) Internal Revenue Code Section 409A. Notwithstanding anything in this agreement to the contrary, if Executive is a “specified employee” under section 409A of the Code of a publicly traded corporation on the date of Executive’s termination of employment, the accumulated payments under subsections 8(B) or 8(D)-(F) of this Section 8 that would have been paid within the six month period following Executive’s termination of employment will be delayed on account of section 409A of the Code so that such amounts shall be paid in a lump sum payment, without interest, within ten (10) business days following the six month anniversary of Executive’s termination of employment. If Executive dies during the postponement period and prior to payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of Executive’s estate within 60 days after the date of Executive’s death. The determination of “specified employees” shall be made by the Human Resources Committee (or its delegate) in accordance with section 409A of the Code and the regulations issued thereunder.
     9. Golden Parachute Tax. In the event that any payment or benefit made or provided to or for the benefit of the Executive in connection with this Agreement, the Executive’s employment with the Company, or the termination thereof (a “Payment”) is determined to be subject to any excise tax (“Excise Tax”) imposed by Section 4999 of the Code (or any successor to such Section), the Company shall pay to the Executive, prior to the time any Excise Tax is payable with respect to such Payment (through withholding or otherwise), an additional amount which, after the imposition of all income, employment, excise and other taxes, penalties and interest thereon, is equal to the sum of (i) the Excise Tax on such Payment plus (ii) any penalty and interest assessments associated with such Excise Tax. The determination of whether any Payment is subject to an Excise Tax and, if so, the amount to be paid by the Company to the Executive and the time of payment shall be made by an independent auditor (the “Auditor”) selected jointly by the Parties and paid by the Company. Unless the Executive agrees otherwise in writing, the Auditor shall be a nationally recognized United States public accounting firm that has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any of its Affiliates. If the Parties cannot agree on the firm to serve as the Auditor, then the Parties shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor.
     10. Indemnification; D&O Insurance.
          (A) Indemnification. The Company agrees that: (i) if the Executive is made a party, or is threatened to be made a party, to any Proceeding by reason of the fact that he/she is or was a director, officer, employee, agent, manager, consultant or representative of the Company or is or was serving at the request of the Company or any of its Affiliates as a director, officer, member, employee, agent, manager, consultant or representative of another Person or (ii) if any Claim is made, or threatened to be made, that arises out of or relates to this Agreement or the Executive’s service hereunder or in any of the foregoing capacities, then the Executive shall promptly be indemnified and held harmless by the Company for any Claims brought by a third party against the Executive to the fullest extent legally permitted or authorized by the Company’s Articles of Incorporation, Code of Regulations or Board resolutions or by the laws of the State of Ohio, against any and all costs, expenses, liabilities and losses (including, without limitation, attorney’s fees, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he/she has ceased to be a director, member, employee, agent, manager, consultant or representative of the Company or other

Person and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Company shall advance to the Executive all costs and expenses incurred by him/her in connection with any such Proceeding or Claim within 20 days after receiving written notice requesting such an advance. Such notice shall include, to the extent required by applicable law, an undertaking by the Executive to repay the amount advanced if he/she is ultimately determined not to be entitled to indemnification against such costs and expenses.
          (B) D&O Insurance. During the Term of Agreement and for a period of six years thereafter, the Company shall keep in place a directors’ and officers’ liability insurance policy (or policies) providing comprehensive coverage to the Executive to the extent that the Company provides such coverage for any other senior executive or director.
     11. Covenants.
          (A) Confidentiality. During the Term of Agreement and thereafter, the Executive shall not, without the prior written consent of the Company, divulge, disclose or make accessible to any Person any confidential non-public document, record or information concerning the business or affairs of the Company that he/she has acquired in the course of his/her employment hereunder, except (i) to the Company or to any authorized (or apparently authorized) agent or representative of the Company, (ii) to authorized third parties in connection with performing his/her duties under this Agreement, or (iii) when required to do so by law or by a court, governmental agency, legislative body, or other Person with apparent jurisdiction to order him/her to divulge, disclose or make accessible such information; provided that these restrictions shall not apply to any document, record or other information that: (i) has previously been disclosed to the public, or is in the public domain, other than as a result of the Executive’s breach of this Section 11(A), or (ii) is known or generally available within any trade or industry of the Company.
          (B) Non-Solicitation. During the twenty-four (24) month period that commences on the Termination Date and ends on the second anniversary of the Termination Date, the Executive shall not without the prior consent of the Company:
               (a) solicit, on his/her own behalf or on behalf of any other Person, any individual known by the Executive to be an employee of the Company to instead become an employee of any Person not affiliated with the Company; or
               (b) solicit, on his/her own behalf or on behalf of any other Person, any Person known by the Executive to be customer of, or vendor to, the Company to cease to be a customer or vendor of the Company and/or to become a customer of, or vendor to, any Person not affiliated with the Company.
          (C) Non-Competition. During the twenty-four (24) period that commences on the Termination Date and ends on the second anniversary of the Termination Date, the Executive shall not, without the prior consent of the Company, directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or otherwise connected in any substantial manner with any business which directly or indirectly competes to a material extent with any line of business of the Company or its subsidiaries which was operated by the Company or its subsidiaries at the Termination Date; provided that nothing in this paragraph shall prohibit the Executive from acquiring up to 5% of any class of outstanding equity securities of any corporation whose equity securities are regularly traded on a national securities exchange or in the “over-the-counter market.”
          The foregoing noncompetition restriction of this Section 11(C) shall not apply following a Change of Control Event if (a) the Executive’s employment has been terminated by the Company without Cause within two years following such Change in Control Event, (b) the Executive terminates his/her employment as the result of a Constructive Termination within two years following such Change in Control Event or (c) the Company elects, within two years following such Change in Control Event, not to extend the term of employment.
          The foregoing noncompetition restriction of this Section 11(C) shall not apply following a Potential Change in Control if: (i) the Executive’s employment is terminated without Cause within two years following such Potential Change in Control, and such termination is at the request or direction of or pursuant to negotiations with a Person who has entered into an agreement with the Company the consummation of which will constitute a Change in Control; (ii) the Executive’s employment is terminated through a Constructive Discharge without Cause within two years following such Potential Change in Control, and the circumstances or events which constitute the basis for Executive’s claim of Constructive Discharge occur at the request or direction of, or pursuant to negotiations with, such Person, iii) the Company elects, within two years following such Potential Change in Control, not to extend the term of employment, and such election was at the request or direction of or pursuant to negotiations with such Person; or iv) the Executive’s employment is terminated without Cause within two years following such Potential Change in Control and such termination is otherwise in connection with or in anticipation of a Change in Control which actually occurs.
     12. Assignability; Binding Nature.
          This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale or liquidation of all or substantially all of the assets of the Company; provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. In the event of any sale of assets or liquidation as described in the preceding sentence, the Company shall use its best efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his/her rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in Section 16(E).
     13. Representations.
          (A) The Company’s Representations. The Company represents and warrants that (i) it is fully authorized by action of its Board (and of any other Person or body whose action is required) to enter into this Agreement and to perform its obligations under it; (ii) the execution, delivery and performance of this Agreement by the Company does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of the Company; and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
          (B) The Executive’s Representations. The Executive represents and warrants that, to the best of his/her knowledge and belief, (i) delivery and performance of this Agreement by him/her does not violate any applicable law, regulation, order, judgment or decree or any agreement to which the Executive is a party or by which he/she is bound, and (ii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be the valid and binding obligation of the Executive, enforceable against him/her in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
     14. Resolution of Disputes.
          Any Claim arising out of or relating to this Agreement or the Executive’s employment with the Company or the termination thereof shall be resolved by binding confidential arbitration, to be held in Philadelphia, Pennsylvania, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
     15. Notices.
          Any notice, consent, demand, request, or other communication given to a Person in connection with this Agreement shall be in writing and shall be deemed to have been given to such Person (i) when delivered personally to such Person or (ii), provided that a written acknowledgment of receipt is obtained, two days after being sent by prepaid certified or registered mail, or by a nationally recognized overnight courier, to the address specified below for such Person (or to such other address as such Person shall have specified by ten days advance notice given in accordance with this Section 15), or (iii) in the case of the Company only, on the first business day after it is sent by facsimile to the facsimile number set forth for the Company (or to such other facsimile number as the Company shall have specified by ten days advance notice given in accordance with this Section 15), with a confirmatory copy sent by certified or registered mail or by overnight courier to the Company in accordance with this Section 15.

If to the Company:	IKON Office Solutions, Inc.
70 Valley Stream Parkway
Malvern, Pennsylvania 19355
Attn: Chief Executive Officer
Facsimile #: 610-725-8279

If to the Executive:	Jeffrey Hickling, at the last address known to the Company with a copy to the Executive at the Company’s address)

If to a beneficiary of the Executive:	The address most recently specified by the Executive or beneficiary through notice given in accordance with this Section 15.
     16. Miscellaneous.
          (A) Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.
          (B) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.
          (C) Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is set forth in a writing signed by the Parties. No waiver by either Party of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by the waiving Party.
          (D) Headings. The headings of the Sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
          (E) Beneficiaries/References. The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his/her incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his/her beneficiary, estate or other legal representative.
          (F) Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment.
          (G) Governing Law/Jurisdiction. This Agreement shall be governed, construed, performed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without reference to principles of conflict of laws.
          (H) Counterparts. This Agreement may be executed in two or more counterparts.
          (I) Employee Benefit Plans. In the event that the terms of any of the Company’s employee benefit plans provide for the vesting or distribution of benefits on a date earlier than the date set forth in this Agreement, such earlier date shall prevail.
          IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date set forth above:

The Company

By:

The Executive